                                                                 Exhibit (d)(iv)

                    AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT

     This AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT (the "Amendment") is effective as of October 3, 2005 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and ALLIANCE CAPITAL MANAGEMENT L.P. (the "Subadviser").

                                   WITNESSETH:

     WHEREAS, the Adviser and SUNAMERICA SERIES TRUST, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

     WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 1, 1999, as amended effective August 1, 2000, with respect to the Trust; and

     WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the amended fees with respect to the SunAmerica Series Trust Small & Mid Cap Value Portfolio. Schedule A is also attached hereto.

                                             Annual Fee
                                  (as a percentage of the average
                                  daily net assets the Subadviser
Portfolio(s)                         manages in the portfolio)
------------                      -------------------------------
Small & Mid Cap Value Portfolio   0.50% on first $250 million
                                  0.45% over $250 million

     2. The following new paragraph shall be added to the Subadvisory Agreement:

                                       11.

          CONFIDENTIALITY. The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

     3. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     4. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

     5. MISCELLANEOUS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.   ALLIANCE CAPITAL MANAGEMENT L.P.
                                        BY: ALLIANCE CAPITAL MANAGEMENT
                                        CORPORATION, ITS GENERAL PARTNER


By: /s/ PETER A. HARBECK                By: /s/ LOUIS T. MANGAN
    ---------------------------------       ------------------------------------
Name: Peter A. Harbeck                  Name: Louis T. Mangan
Title: President and Chief Executive    Title: Assistant Secretary
       Officer

                                   SCHEDULE A

                            Effective October 3, 2005

                                             ANNUAL FEE
                                  (AS A PERCENTAGE OF THE AVERAGE
                                  DAILY NET ASSETS THE SUBADVISER
PORTFOLIO(S)                         MANAGES IN THE PORTFOLIO)
------------                      -------------------------------
Alliance Growth  Portfolio        0.35% on the first $50 million
                                  0.30% on the next $100 million
                                  0.25% over $150 million

Growth-Income Portfolio           0.35% on the first $50 million
                                  0.30% on the next $100 million
                                  0.25% on the next $150 million
                                  0.20% on the next $200 million
                                  0.15% over $500 million

Global Equities Portfolio         0.50% on the first $50 million
                                  0.40% on the next $100 million
                                  0.30% on the next $150 million
                                  0.25% over $300 million

Small & Mid Cap Value Portfolio   0.50% on first $250 million
                                  0.45% over $250 million


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